Exhibit 10.3

PRIVATEBANCORP, INC.
RSU AWARD CERTIFICATE

1.Award. PrivateBancorp, Inc., a Delaware corporation (the “Company”), hereby grants to _____________ (“Grantee”) the aggregate number of Restricted Stock Units of the Company, set forth below (“Award”). The Award is specifically designated as an award of Restricted Stock Units and is governed by the terms set forth in the Restricted Stock Unit Award Agreement delivered herewith (the “Agreement”).

2.Summary. The award date, number of shares included in the Award, vesting dates and the settlement date are set forth below, subject in all respects to the terms and conditions of this RSU Award Certificate, the Agreement and the PrivateBancorp, Inc. Amended and Restated 2011 Incentive Compensation Plan (the “Plan”).

Award Date	February ___, ____
Number of Shares	________ Restricted Stock Units of PrivateBancorp, Inc.
Vesting	____ on March 1, [insert 1 year after grant] ____ on March 1, [insert 2 years after grant] ____ on March 1, [insert 3 years after grant]
Settlement
Notwithstanding any earlier vesting of the Restricted Stock Units, the shares of the Company’s common stock, no par value, underlying vested Restricted Stock Units shall be settled and deliverable to Grantee, in whole or in part and subject to the impact, if any, of any applicable clawback, as set forth in Section 10 of the Agreement.

3.Acceptance and Agreement by Grantee. Grantee hereby accepts the Award described above, and agrees to be bound by the terms, conditions and restrictions of such Award as set forth in this RSU Award Certificate, the Agreement and the Plan. Grantee acknowledges having read and understood such documents and understands that vesting of the Award is conditioned upon continued employment with the Company or its Subsidiaries, except as otherwise expressly set forth in the Agreement or the Plan.

PRIVATEBANCORP, INC. By: Name: Larry D. Richman Title: President and Chief Executive Officer	GRANTEE [Name]

PRIVATEBANCORP, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT (“RSU”) AWARD AGREEMENT (“Agreement”) is entered into as of the date set forth in the RSU Award Certificate (as defined in Section 1) by and between PrivateBancorp, Inc., a Delaware corporation (the “Company”), and the Grantee identified on the RSU Award Certificate (“Grantee”). Except as otherwise indicated or defined herein, all words with initial capitals shall have the same meaning as ascribed to them in the PrivateBancorp, Inc. Amended and Restated 2011 Incentive Compensation Plan (the “Plan”). Grantee acknowledges receipt of a copy of the Plan.
WHEREAS, the Company desires to grant to Grantee the right to receive in the future a certain number of shares of Common Stock, subject to the restrictions, and on the terms and conditions, set forth in the Plan and this Agreement;
NOW, THEREFORE, the Company and Grantee agree as follows:
1.Grant of Award; Form of Award.
Subject to Grantee’s execution and delivery of the related RSU Award Certificate attached hereto or otherwise delivered or made available to Grantee in electronic form (the “RSU Award Certificate”) and any documents described therein, and subject to the terms and conditions of the Plan (the terms and provisions of which are incorporated herein and expressly made a part hereof), the Company hereby grants to Grantee the right to receive in the future the aggregate number of shares of Common Stock of the Company set forth on the RSU Award Certificate, subject to the restrictions and on the terms and conditions set forth herein, in the RSU Award Certificate and in the Plan (the “Award”), and subject to any adjustment as provided in the Plan. The Award hereunder shall be deemed an award of Restricted Stock Units (“Units”). Each Unit will be converted into one share of Common Stock and settled as set forth in Section 10 of this Agreement. In the discretion of the Committee, upon the issuance of the shares underlying the Award as set forth in this Agreement, such shares may be non-certificated and, accordingly, issuances and transfers shall be reflected on the stock ledger books and records of the Company and no certificate of shares of Common Stock in respect of Grantee’s shares will be issued to Grantee, to the extent not prohibited by applicable law, the Company’s certificate of incorporation and by-laws, or the rules of any stock exchange. This Agreement and the Award is subject to all good faith determinations of the Committee and of the Company pursuant to the Plan.
2.Restrictions.
(a)The Units covered by the Award and any shares of Common Stock issuable thereunder shall be subject to the restrictions set forth in Section 9(a) of the Plan, which include, but are not limited to, prohibitions on the sale, transfer, assignment, pledge or encumbrance of said Units and shares, prior to the applicable vesting date or Settlement Date as set forth on the RSU Award Certificate and Section 10 of this Agreement (the period ending on any such vesting or Settlement Date(s) is hereinafter referred to as the “Restricted Period”). After settlement of the Units and related delivery of the shares of Common Stock issuable thereunder to Grantee, the sale, transfer and other disposition of such shares following termination of the Restricted Period may be limited by the absence of an established trading market for such shares and/or the provisions of applicable securities laws. The restrictions imposed hereunder shall not lapse upon expiration of the Restricted Period if such lapse would constitute a violation of any applicable federal or state securities or other law or regulation and shall only lapse upon the termination of such violation. As a condition to the receipt of the shares of Common Stock covered by this Award, the Company may require Grantee to make any representation and warranty to the Company as may be required by any applicable law or regulation.
(b)Notwithstanding anything to the contrary set forth in this Agreement or in the Plan, each provision of this Agreement and all amounts which may be payable hereunder or under the Plan shall be subject to any applicable conditions, limitations or restrictions that may be imposed by any governmental or regulatory authority, including but not limited to the FDIC or other federal or state regulator (any such provisions, “Regulatory Restrictions”). If any vesting or settlement of the Award or the making of any payment pursuant to this Agreement shall violate, or shall have violated, any Regulatory Restrictions, Grantee shall be deemed to have waived Grantee’s right to such payment and, to the extent necessary to comply with such Regulatory Restrictions, shall promptly repay any such amount to the Company upon request, and this Agreement shall be deemed to be amended to effectuate such waiver such that no obligation on the part of the Company to pay or provide the waived amount shall occur. Without limiting the generality of the foregoing, all rights hereunder as well as the value received by Grantee upon vesting, settlement or otherwise may be subject to recovery or “clawback” by the Company (or otherwise) under the Plan or any of the Company's clawback policies that may be applicable to Grantee from time to time, as well as Regulatory Restrictions or applicable state or federal laws, including, but not limited to the recoupment or clawback provisions under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The applicability and ultimate impact of any of these clawback provisions will vary depending on the facts and circumstances and Grantee hereby acknowledges that such provisions may apply to the Award.
3.Rights as a Shareholder. Grantee will not have any voting rights with respect to the Units. Unless the Units are forfeited pursuant to Section 5 hereof, Grantee will be entitled to dividend equivalent amounts at the same rate per share as are paid on the Company’s Common Stock between the Award Date (as defined in the RSU Award Certificate) and settlement of the Units.  The number of shares of Common Stock that such dividends will be paid upon will be based on the actual number of Units that vest and settle, without regard to any underlying shares that may be withheld to pay applicable taxes. The payment of all dividend equivalent amounts (without interest) shall occur on or about the Company’s last regularly scheduled payroll date in the quarter in which settlement of the Units occurs.
4.Issuance and Delivery of Shares. Delivery to Grantee or his or her beneficiary of the shares of Common Stock underlying the Units shall occur upon settlement as provided in Section 10 below. In the discretion of the Committee, upon the issuance of the shares underlying the Award as set forth in this Agreement, such shares may be non-certificated and, accordingly, issuances and transfers shall be reflected on the stock ledger books and records of the Company and no certificate of shares of Common Stock in respect of Grantee’s shares will be issued to Grantee, to the extent not prohibited by applicable law, the Company’s certificate of incorporation and bylaws, or the rules of any stock exchange.
5.Vesting; Effect of Termination of Employment. Except to the extent provided in paragraphs (a) through (e) below, the restrictions applicable to Units covered by this Award shall lapse and the shares under the Units shall become vested on the respective dates set forth in the RSU Award Certificate. Notwithstanding such vesting, the shares shall be settled and delivered to Grantee as set forth in Section 10 hereof.
(a)    Disability. In the event Grantee becomes disabled during the period of Grantee’s employment with the Company and its Subsidiaries, the Award shall continue to vest during the first 180 days of Grantee’s approved disability leave pursuant to a Company disability policy. If Grantee remains on an approved disability leave for more than 180 days, the Restricted Period and all restrictions imposed on the Units covered by this Award shall lapse and be of no further force or effect, and the Units covered by this Award shall vest in full, on the 181st day of approved disability leave.
(b)    Death. In the event Grantee dies during the period of Grantee’s employment with the Company and its Subsidiaries, the Restricted Period and all restrictions imposed on the Units covered by this Award shall fully and immediately lapse and be of no further force or effect, and the Units covered by this Award shall vest in full, on the date of Grantee’s death.
(c)    Change of Control. If a Change of Control occurs during the period of Grantee’s employment with the Company and its Subsidiaries, then, in accordance with the provisions set forth in Section 13 of the Plan relating to “Restricted Units,” the vesting of the Award will accelerate except to the extent Grantee receives a Replacement Award. In the event Grantee receives a Replacement Award and, in connection with or within two years after the Change of Control, Grantee’s employment is involuntarily terminated by the Company

(other than a Termination for Cause), then, upon such termination, the Replacement Award shall become fully vested. Notwithstanding such vesting, the shares shall be settled and delivered to Grantee as set forth in Section 10 hereof. For purposes of this Section 5(c), Grantee’s employment is deemed to be involuntarily terminated if Grantee resigns from the Company and its Subsidiaries for Good Reason within two years after the Change of Control.
(d)    Retirement. In the event of a termination of Grantee’s employment with the Company and its Subsidiaries under circumstances that constitute Grantee’s Retirement (as defined in Section 11), Grantee shall become vested in a pro rata portion of the Award (rounded to the nearest whole number), calculated as follows:
((A / B) * C) - D
where, A equals the total number of completed months of service during the Award vesting period prior to Grantee’s Retirement; B equals the total number of full months during the Award vesting period set forth on the RSU Award Certificate; C equals the aggregate number of Units set forth on the RSU Award Certificate; and D equals the number of Units subject to the Award that have previously vested; and such portion of the Award that has not become vested and exercisable shall be immediately forfeited and canceled.
(e)    Other Termination of Employment. In the event of termination of Grantee’s employment with the Company and its Subsidiaries prior to the end of the Restricted Period for any other reason, Grantee will forfeit any Units covered by this Award that are not yet vested, and shall have no further rights to said Units or any amounts attributable thereto.
6.Adjustment Upon Changes in Capitalization. Any additional Units or other property issued with respect to the Units covered by this Award, as a result of any declaration of stock dividends, through recapitalization resulting in stock splits, combinations or exchanges of shares or otherwise, shall be subject to the restrictions and terms and conditions set forth herein.
7.Payment of Taxes.
(a)    Grantee or Grantee’s legal representative shall be required to pay to the Company the amount of any federal, state, local or other taxes which the Company determines it is required to withhold and pay over to governmental tax authorities with respect to Units covered by this Award and/or the underlying shares of Common Stock on the date (or dates) on which the Company’s tax liability arises with respect to such Units and/or shares (the “Tax Date”). Grantee may satisfy such obligation by any of the following means: (i) cash payment to the Company, (ii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be deliverable having an aggregate Fair Market Value determined as of the Tax Date that equals the amount required, or (iii) any combination of (i) and (ii). The value of any shares withheld may not be in excess of the amount of taxes required to be withheld by the Company determined by applying the applicable minimum statutory withholding tax rates. Notwithstanding the foregoing, in the event Grantee is subject to tax withholding (other than income tax withholding) on a date prior to the settlement date determined in accordance with Section 10 of this Agreement, clauses (ii) and (iii) above shall not be available as a means of satisfying such tax withholding obligations.
(b)    The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses incurred by the Company in connection therewith.
8.Beneficiary. Grantee may name, from time to time, any beneficiary or beneficiaries to whom the shares of Common Stock issuable under the Units covered in this Award shall be paid in case of his death before receipt of such shares. Each designation shall be on a form prescribed for such purpose by the Committee and shall be effective only as set forth therein.
9.Compliance with Certain Laws and Regulations. If the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock issuable under the Units covered in this Award upon any securities exchange or under any law or regulation, or that the consent or approval of any governmental regulatory body is necessary or desirable in connection with the granting of shares of Units hereunder, Grantee shall supply the Committee or Company, as the case may be, with such certificates, representations and information as the Committee or Company, as the case may be, may request and shall otherwise cooperate with the Company in obtaining any such listing, registration, qualification, consent or approval.
10.Settlement of Restricted Stock Units.
(a)    Notwithstanding the vesting of the Units in accordance with Section 5 above (including vesting resulting from Disability, death, Change of Control or Retirement), the settlement (but not the vesting) of the Units shall be deferred automatically after the vesting date(s) until, and settlement shall be made in whole or in part and subject to the impact, if any, of any applicable clawback, the earlier of:
(i) March 1, [insert year that is three years after scheduled final vesting],
(ii)The date of the Grantee’s death or Disability within the meaning of Treasury Regulations Section 1.409A-3(i)(4),
(iii)The date Grantee undergoes a Separation from Service (as defined below) on account of an involuntary termination subsequent to a Change of Control as described under Section 5(c); and
(iv)The date of consummation of a Change of Control that also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).
(b)    The first of (a) (i), (ii), (iii), and (iv) to occur shall be the “Settlement Date”.
(c)    In the case of a distribution under Section 10(a), on the second payroll date following the Settlement Date but within the taxable year of such Settlement Date (however, in cases where such Settlement Date is after December 15th distribution will occur on the first payroll date of the subsequent calendar year), the Company shall deliver to the Grantee (or the Grantee’s estate in the event of Grantee’s death) a certificate or certificates representing the number of shares of Common Stock equal to the number of vested Restricted Stock Units. In the case of a distribution occurring as a result of Section 10(a)(iii), in the event the Grantee is considered a “specified employee” (within the meaning of Code Section 409A and the regulations thereunder) at the time of his separation from service, such payment (including dividend equivalents) will take place on the first payroll date that follows the date that is six months after the Grantee’s separation from service if such delay is required in order to comply with Section 409A of the Code and the regulations thereunder.
(d)    For purposes of this Agreement, a “Separation from Service” will be deemed to occur on the date as of which the Grantee has undergone a “termination of employment” (as that term is specifically defined in Treas. Reg. §1.409A-1(h)(ii) applying the rules set forth therein) with the Company.
(e)    It is intended that the Units and exercise of authority or discretion hereunder shall comply with Code Section 409A so as not to subject Grantee to the payment of any interest or additional tax imposed under Section 409A. In furtherance of this intent, to the extent that any United States Department of the Treasury regulations, guidance, interpretations or changes to Section 409A would result in Grantee becoming subject to interest and additional tax under Section 409A of the Code, the Company and Grantee agree to amend this Award Agreement to bring the Units into compliance with Section 409A.
11.Certain Definitions.
(a)    “Good Reason” means the occurrence, other than in connection with a discharge, of any of the following without Grantee’s consent: (A) a reduction in Grantee’s base salary or target annual bonus opportunity (other than a proportionate reduction applicable to all executives of the Company, unless such reduction occurs during the two year period commencing on the occurrence of a Change of Control), or (B) Grantee being required to be based at an office or location which is more than 50 miles from Grantee’s then-current office. Grantee must provide written notice to the Company of the existence of Good Reason no later than 90 days after its initial existence, and the Company shall have a period of 30 days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice.
(b)     “Retirement” means termination of Grantee’s employment for any reason other than death, long-term disability or Termination for Cause on or after the date Grantee reaches any combination of age and/or years of service with the Company or any Subsidiary equal to or greater than 65; provided, however, that Grantee must have reached a minimum age of 55 and completed at least five years of service with the Company or any Subsidiary.  For purposes of determining the years of service with the Company or any Subsidiary under this Section 11(b):
(i)    A year of service shall mean, for the first year of service, 12 consecutive calendar months beginning on Grantee’s date of hire with the Company or any Subsidiary, and for each additional year thereafter, 12 consecutive calendar months beginning on and including the anniversary of Grantee’s date of hire; and
(ii)    Years of service, if any, with a Subsidiary acquired by the Company shall begin to be earned as of the date such Subsidiary was acquired by the Company.
(c)     “Termination for Cause” means a termination of the employment of Grantee by the Company or any Subsidiary for any of the following reasons:
(i)    In the case where there is an employment, change-of-control or similar agreement in effect between Grantee and the Company or any Subsidiary that defines “cause” (or similar words), the termination of an employment arrangement that is or would be deemed to be for “cause” (or similar words) as defined in such agreement.
(ii)    In the case where there is no employment, change-of-control or similar agreement in effect between Grantee and the Company or any Subsidiary, or where there is such an agreement but the agreement does not define “cause” (or similar words), the termination of Grantee’s employment due to:
(1)The commission by Grantee, as reasonably determined by the Committee, of any theft, embezzlement or felony against the Company or any Subsidiary;
(2)The commission of an unlawful or criminal act by Grantee resulting in material injury to the business or property of the Company or any Subsidiary or of an act generally considered to involve moral turpitude, all as reasonably determined by the Committee;
(3)The commission of an intentional act by Grantee in the performance of Grantee’s duties as an employee of the Company or any Subsidiary amounting to gross negligence or misconduct or resulting in material injury to the business or property of the Company or any Subsidiary, all as reasonably determined by the Committee; or
(4)The habitual drunkenness or drug addiction of Grantee, as reasonably determined by the Committee.
12.Miscellaneous.
(a)    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to Grantee at the address set forth on the records of the Company, to the Company at its offices at 120 South LaSalle Street, Chicago, Illinois 60603, or

such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when received.
(b)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(c)    Complete Agreement. This Agreement, the RSU Award Certificate and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d)    Counterparts; Electronic Signature. This Agreement, the RSU Award Certificate and those documents expressly referred to herein and therein may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement, the RSU Award Certificate and all documents to be delivered in connection with this Agreement may be executed and delivered by Grantee by electronic signature, including without limitation “click-through” acceptance, pursuant to procedures the Company may establish from time to time, and such execution and delivery shall have the same force and effect as Grantee’s manual signature.
(e)    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that Grantee may not assign any of Grantee’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted hereby.
(f)    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
(g)    Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. Waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.
(h)    No Employment Contract. This Agreement shall not be construed as an employment contract and does not give Grantee any right to continued employment by the Company or any affiliate of the Company or to the receipt of any future Units or other awards under the Plan.